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                August 17, 2022

       J. Douglas Ramsey, Ph.D.
       Chief Executive Officer
       Breeze Holdings Acquisition Corp.
       955 W. John Carpenter Freeway
       Suite 100-929
       Irving, TX 75039

                                                        Re: Breeze Holdings
Acquisition Corp.
                                                            Amendment No. 1 to
Form Pre 14A
                                                            Filed August 16,
2022
                                                            File No. 001-39718

       Dear Dr. Ramsey:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                Sincerely,


                Division of Corporation Finance

                Office of Real Estate & Construction
       cc:                                              Ralph V. De Martino,
Esq.